Exhibit 99.1

FINAL FOR RELEASE

Contact
Jupiter Wellness, Inc.
561-244-7100
investors@jupiterwellness.com

Release Date
9/15/2022

Dear Fellow Shareholders,

I am motivated to write to you today to outline the launch of Jupiter Wellness 2.0 underway. We started as a CBD/sun care company developing products with the potential to protect users from the sun while making them healthier. Those products were founded on science and the belief we could create research-backed solutions to enhance the well-being of our customers. Today we are refocusing our scientific approach on developing products to address a range of conditions, including hair loss, eczema, burns, and sexual wellness. We spent the last year developing, filing for patents, and clinically testing our core products:

●	JW-100 - Topical treatment of eczema (in development)
●	RJ-101 - Topical treatment for female sexual wellness (in development)
●	Minoxidil Booster - Topical treatment designed to improve Minoxidil efficacy (on the market)
●	Photocil - Topical treatment for psoriasis and vitiligo (on the market)
●	JW-300 - Topical treatment of first-degree burns and sun exposure (in development)
●	NoStingz - Topical protection from jellyfish, sea lice, and UVA/UVB rays (on the market)
●	JW-400 - Topical treatment of cold sores (in development)

In August we reported our strongest quarter of earnings to date. In the second quarter of 2022, we posted revenues that surpassed $3 million, a five-fold increase over the same period in 2021. We also substantially reduced our general and administrative expenses over the prior year. Through our continued efforts to drive value to our shareholders in the face of an unforgiving equity market, we executed a share buyback program through which we retired approximately 11% of the shares outstanding, 2,690,354 shares, at an average price of $1.0321 per share.

In clinical trials, our eczema cream was shown to clear or reduce symptoms after just 2 weeks of daily use. Our initial results were so impressive they suggest that JW-100 may potentially prove superior to existing prescription drugs as an OTC treatment with virtually no side effects. Thus, a Phase 3, double-blind placebo-controlled, multi-center trial is underway to directly evaluate the superiority of JW-100 to Eucrisa (an FDA-approved topical drug) for the treatment of mild-to-moderate eczema. Positive results in that clinical trial could lead to an IND filing with the FDA. We have already had a positive Pre-IND meeting with the FDA to determine the development pathway to eventual FDA approval. Alternatively, we have plans to bring the product to market as a skin care system that would not require FDA approval of the CBD component.

RJ-101 was born out of clinical trials designed to establish a topical treatment for the restoration of nipple sensitivity for breast augmentation Patients, in addition to patients who had undergone chemotherapy or lumpectomy surgery following a cancer diagnosis. During those early studies, women reported not only increased sensitivity, but also better sex and increased libido. We plan to initially develop this product for the treatment of nipple neuropathies in breast cancer patients through the filing of an IND.

In addition to expanding our product lines, we continue to grow our contract research (CRO) business through the acquisition of Applied Biology and Ascent Clinical Research assets. Included with these assets are several ongoing contracts with milestone payments for our company fast approaching. In 2021, Applied Biology recognized revenues of approximately $8m with $4m in EBITDA. Ascent Clinical Research assets included ongoing contracts worth $3m in annual revenues which we purchased for 5% royalties on future net revenues generated by the assets.

In the first half of this year, we also built a foundation on which to generate significant revenues through the licensing of our intellectual property (IP). We signed agreements to license our minoxidil booster to Taisho, a $2.6 billion revenue company and Japan’s leading seller of minoxidil products. A $300k up-front payment was initially received to be followed by 3% royalties on future net sales. Taisho plans on launching the product commercially in 2023.

In India, we inked a deal with Cosmofix Technovation Pvt Ltd and Sanpellegrino Cosmetics to license our minoxidil booster and our Photocil products. We received a $20k up-front payment with 10% royalties on future net sales which are also expected to commence in 2023. Additional licensing opportunities for these products are being pursued primarily in overseas markets to avoid cannibalizing our own domestic sales.

To execute our plans and goals we have begun expanding our corporate team in Jupiter, FL. We recently added a senior project manager to oversee our manufacturing processes and improve the efficiency of the entire team. Our marketing and communications teams have also seen recent additions. We hired a new head of marketing and have begun to develop market strategies and go-to-market plans for each upcoming product launch. Lastly, we have added members to our communications team to expand our investor outreach and improve the flow and frequency of communications to the investment world.

As we continue to advance our product development pipeline, I believe we are extremely well positioned to advance Jupiter Wellness forward in our markets.

With numerous milestones ahead of us, I am excited to see Jupiter Wellness achieve its potential. I believe in our mission to enhance the well-being of our customers and increase value for our shareholders.

We thank you for your continued support of Jupiter Wellness.

Sincerely,

Brian John
Chief Executive Officer, Jupiter Wellness

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